Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Magnum Hunter Resources Corporation
     We consent to the incorporation by reference into this Registration Statement on Form S-8 of Magnum Hunter Resources Corporation, including any amendments thereto, of our report dated February 18, 2011, relating to the consolidated financial statements and financial statement schedule of Magnum Hunter Resources Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009 and for each of the two years then ended, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Hein & Associates LLP
Hein & Associates LLP
Dallas, Texas
October 21, 2011